EXHIBIT 5.9

[Letterhead of Levy & Salomão Advogados]

3351/14421

São Paulo,

December 19, 2012

Reynolds Group Holdings Limited

Level Nine

148 Quay Street

Auckland 1140 – New Zealand

Reynolds Group Issuer Inc.

c/o National Registered Agents, Inc.

160 Greentree Drive, Suite 101

Dover, Delaware 19904 – United States of America

Reynolds Group Issuer LLC

c/o National Registered Agents, Inc.

160 Greentree Drive, Suite 101

Dover, Delaware 19904 – United States of America

Reynolds Group Issuer (Luxembourg) S.A.

6C Rue Gabriel Lippmann

L-5365 Munsbach – Grand Duchy of Luxembourg

Closure Systems International (Brazil) Sistemas de Vedação Ltda.

Al. Araguaia, 1.819-1.889

06455-000 – Barueri – SP – Brazil

SIG Combibloc do Brasil Ltda.

Rua Funchal 418, 14th floor

04551-060 – São Paulo – SP – Brazil

SIG Beverages Brasil Ltda.

Rua Funchal 418, 14th floor, Room 1

04551-060 – São Paulo – SP – Brazil

Re: Registration Statement on Form F-4

Dear Sirs,

1. We have acted as Brazilian counsel for Closure Systems International (Brazil) Sistemas de Vedação Ltda. (“CSI Brazil”), SIG Combibloc do Brasil Ltda. (“SIG Combibloc Brazil”) and SIG Beverages Brasil Ltda. (“SIG Beverages Brazil” and, collectively with CSI Brazil and SIG Combibloc Brazil, the “Brazilian Guarantors”) in connection with the execution and delivery of a First Senior Secured Notes Supplemental Indenture, dated as of November 7, 2012, among Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A. (collectively, the “Issuers”), Beverage Packaging Holdings (Luxembourg) I S.A., the Brazilian Guarantors, certain additional note guarantors listed thereto, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent (the “Supplemental Indenture”), which is supplemental to the 5.750% Senior Secured Notes due 2020 Indenture, dated as of September 28, 2012, as amended and supplemented from time to time, (the “Indenture” and, collectively with the Supplemental Indenture, the “Transaction Documents”).

2. This opinion is issued in connection with the registration under the U.S. Securities Act of 1933 (the “Act”) of notes to be issued in exchange for outstanding Notes of the Issuers.

3. The terms appearing with a capital letter have the meaning given to them in the Transaction Documents, if not defined herein.

4. To give the present opinion, we have examined certified copies of:

i)	the Transaction Documents; and

ii)	organizational documents and corporate authorizations of the Brazilian Guarantors, as in force on the execution date of the Supplemental Indenture and on the date hereof.

5. The opinion set out in this letter relates only to the laws of the Federative Republic of Brazil (hereinafter referred to as “Brazil”) as in force at the date hereof and is based upon the following assumptions:

i)	the genuineness of all signatures, the conformity to the originals of all documents supplied to us as copies and the authenticity of the originals of such documents;

ii)	the absence of any other arrangements between the parties to the documents referred to under item 4 above which modify or supersede any of their terms;

iii)	the absence of any other corporate acts or decisions of the Brazilian Guarantors or their respective shareholders which modify or supersede the decisions evidenced by the documents referred to under item 4 (ii) above;

iv)	the due execution of the Transaction Documents by all parties thereto other than the Brazilian Guarantors through duly authorized representatives; and

v)	the validity of the Transaction Documents under and their conformity with the law chosen to govern them.

6. On the basis of such assumptions and subject to the reservations set out below, we are of the opinion that:

i)	each Brazilian Guarantor has been duly constituted and is validly existing and in good standing under the laws of Brazil;

ii)	each Brazilian Guarantor (a) has the corporate power and authority to execute, deliver and perform its obligations under the Supplemental Indenture, and (b) has duly authorized, executed and delivered the Supplemental Indenture;

iii)	the entry into and performance of the Supplemental Indenture by the Brazilian Guarantors do not violate or conflict with (a) the respective organizational documents of the Brazilian Guarantors or (b) any laws, rules, regulations or orders of Brazil; and

iv)	other than those authorizations, consents, licenses or approvals that have been obtained and are in full force and effect, no additional authorizations, consents, licenses, approvals or other actions are required for the entry into, execution, delivery and performance of the Supplemental Indenture by the Brazilian Guarantors.

7. The opinions set forth above are, however, subject to the following reservations:

i)	documents in a foreign language must be translated into Portuguese by a sworn translator in order to ensure their admission before courts in Brazil; in addition to said translation, foreign documents must (a) have the signatures of the parties thereto notarized by a notary public licensed as such under the law of the place of signing and the signature of such notary public must be authenticated by a consular official of Brazil and (b) be registered together with their sworn translation with a registrar of deeds and documents in Brazil; and

ii)	Brazilian courts often decide based on non-statutory equity principles or extensive construction of rules and case-law, actual court decisions different from the conclusions in this opinion cannot altogether be excluded.

8. We expressly disclaim any responsibility to advise with respect to any development, circumstance or change of any kind, including any change of law or fact which may occur after the date of this letter, even though such development, circumstance or change may affect the legal analysis, legal conclusion or any other matter set forth in or relating to the opinion set out in this letter.

9. We understand that you will rely as to matters of Brazilian law, as applicable, upon this opinion in connection with the matters set forth herein. In addition, we understand that Debevoise & Plimpton LLP (“Debevoise”) will rely as to matters of Brazilian law, as applicable, upon this opinion in connection with an opinion to be rendered by it on the date hereof relating to the addressees hereof. In connection with the foregoing, we hereby consent to your and Debevoise’s relying as to matters of Brazilian law, as applicable, upon this opinion.

10. We consent to the filing of this opinion as an exhibit to the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) under the Act and to the reference to our firm under the heading “Validity of the Securities” in the prospectus to such registration statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

11. Other than as stated in the preceding paragraphs, this letter is given solely for the purposes of our opinion regarding the Transaction Documents.

Please do not hesitate to contact us in case you need any further clarification of the foregoing.

Yours faithfully,

/s/ Luiz Roberto de Assis

Luiz Roberto de Assis

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